EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 24, 2016, with respect to the consolidated financial statements and schedule as of December 31, 2015 and for each of the two years in the period then ended, included in the Annual Report of Sotherly Hotels Inc. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Sotherly Hotels Inc. on Form S-8 (File No. 333-192213) and Form S-3 (File Nos. 333-130664, 333-196754, and 333-199256).

/s/ Grant Thornton LLP

Arlington, Virginia

March 22, 2017